UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM SD
SPECIALIZED DISCLOSURE REPORT

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-9165	38-1239739
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan		49002
(Address of principal executive offices)		(Zip Code)

Lonny J. Carpenter, Group President, Global Quality and Operations; (269)-385-2600
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

_X___    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014

Section 1 - Conflict Minerals Disclosure

ITEM 1.01 and 1.02	Conflict Minerals Disclosure and Report, Exhibit

A copy of Stryker Corporation’s Conflict Minerals Report is provided as Exhibit 1.01 hereto and is publicly available at www.stryker.com.

Section 2 - Exhibits

ITEM 2.01	Exhibits
The following exhibit is filed as part of this report:

Exhibit 1.01 Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

STRYKER CORPORATION
(Registrant)

June 1, 2015	/s/ LONNY J. CARPENTER
Date	Lonny J.Carpenter
Group President, Global Quality and Operations

EXHIBIT INDEX

Exhibit No.	Description

1.01	Conflict Minerals Report for the year ended December 31, 2014